Filed pursuant to Rule 424(b)(3)
Registration No. 333-133960
Registration No. 333-127745
Registration No. 333-125106
Registration No. 333-117653

PROSPECTUS SUPPLEMENT NO. 2
Dated October 5, 2006
(To Prospectus dated August 4, 2006)

16,914,119 Shares of Common Stock for Resale by Certain Stockholders

Uranium Resources, Inc.

Common Stock

Supplement to Prospectus

This supplements the prospectus dated August 4, 2006, of Uranium Resources, Inc., (the “Company”) relating to the sale by certain of our securityholders of up to 16,914,119 shares of Common Stock of the Company.  You should read this prospectus supplement in conjunction with the prospectus, and this supplement is qualified by reference to the prospectus, except to the extent that the information herein supersedes the information contained in the prospectus.

Management and Director Additions

Mr. David N. Clark has been appointed to the position of President and Chief Operating Officer.  Mr. Clark currently serves as a Director of the Company and Chairman of the Strategic Planning Committee of the Board of Directors.  He will continue to serve in these roles.

The Company has expanded its Board of Directors from four to five members.  Mr. Terence J. Cryan was appointed to fill the vacancy.

Mr. Cryan, 44, is the Managing Director of Concert Energy Partners LLC, a New York based investment banking and private equity investment firm specializing in the energy and natural resources industries.  Mr. Cryan was previously Senior Managing Director of Bear Stearns & Co. Inc.  Mr. Cryan holds degrees from Tufts University and the London School of Economics.

Mr. Clark resigned from the Audit, Compensation and Nominating Committees.  He remains as Chairman of the Strategic Planning Committee.  Mr. Cryan, an independent director, was appointed to the Audit, Compensation, Nominating and Strategic Planning Committees.

Selling Stockholder Table

The number of shares of common stock owned as of April 26, 2006 and the maximum number of shares to be sold pursuant to the offering for Zweig-DiMenna Fund, Ltd. are hereby replaced with 103,525.

All references to the amount of common stock offered by selling stockholders throughout the prospectus are hereby replaced with 16,914,119.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the prospectus and must accompany the prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is October 5, 2006.